EXHIBIT 10.12

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into on January 5, 2024 (the “Execution Date”), but to be effective as of 12:01 a.m. on November 1, 2023 (the “Effective Date”), by and among Red Sky Resources IV, LLC, a Colorado limited liability company (“Seller”), and Evolution Petroleum Corporation, a Nevada corporation (“Buyer”). Each of the Seller or Buyer is sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns certain oil, gas and mineral leases and other assets located in Blaine, Canadian, Carter, Custer, Garvin, Grady, Kingfisher, McClain, Murray and Stephens Counties, Oklahoma; and

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s interest in and to the Properties (as defined in Section 1.1 below) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PROPERTIES DEFINED

1.1Properties.  As used in this Agreement, the term “Property” (when used in the singular) and “Properties” (when used in the plural) shall refer to the following, except to the extent any of the same constitutes an Excluded Asset (as defined in Section 1.2 below):
(a)the oil, gas and mineral leases (including all leasehold estates created thereby) described in Exhibit A-1 attached hereto (collectively, the “Leases”), insofar as the Leases cover and relate to the land and depths covered by the Leases (collectively, the “Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all Royalties (as defined in Section 3.1(p)), overriding Royalty interests, rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Lands, and all interests in any wells within the pool or unit associated with the Lands;
(b)all oil, gas and mineral wells (whether producing or non-producing) located on the Leases or lands pooled or unitized therewith, including, without limitation, those certain wells described on Exhibit A-2 (collectively, the “Wells”);
(c)all (i) oil, gas, and other hydrocarbons (“Hydrocarbons”) produced from or allocated to the Wells with respect to all periods subsequent to the Effective Date and all proceeds therefrom, including without limitation, all Hydrocarbons in storage or existing in pipelines, plants and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Date and all other Hydrocarbons produced from or allocated to the Wells after the Effective Date, and (ii) all water, injection and other wells (such wells, including the non-oil and gas wells set forth on Exhibit A-3 attached hereto, the “Other Wells”), in each case, located on any of the Leases or Lands or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned or any of the Surface Rights (as defined in Section 1.1(f));
(d)to the extent transferable, originals (or copies if Seller does not possess originals) of all the files and records directly pertaining to the Leases and Wells (the “Records”), which Records shall include, without limitation, all contracts and contractual rights, area of mutual interest agreements; joint venture agreements; confidentiality agreements, land and title records (including abstracts of title and title opinions), environmental, production, engineering and accounting records, easements, rights of way, obligations, and interests, including all farmout and farmin agreements, operating agreements, operations records, bottom hole agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements production sales and purchase contracts, unitization and pooling agreements, communitization agreements, saltwater disposal agreements, surface leases, surface use agreements, division and transfer orders, geological files and geophysical data, daily drilling reports, well records including well data and logs; balancing agreements, pooling declarations or agreements, unitization agreements, processing agreements, facilities or equipment leases, exploration agreements, participation agreements, exchange agreements and other similar contracts and agreements, and any and all amendments, ratifications or extensions of the foregoing, including (i) any claims for take or pay or other similar payments arising before or after the Effective Date to the extent related to production of Hydrocarbons on or after the Effective Date, (ii) all rights of Seller and its Affiliates that are currently serving as operator under any joint operating agreement to serve as operator under such joint operating agreement, and (iii) to the extend not covered in (i) – (ii), any and all contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, insofar as such contracts are valid and existing and applicable to the Properties, or the oil, gas, and other Hydrocarbons produced from the Properties or attributable to the Properties in storage owned by Seller above custody transfer point at the Effective Date or produced on and after the Effective Date, and all proceeds attributable thereto, and other contracts or agreements covering or affecting any or all of the other Properties described herein (collectively, the “Contracts”), but exclusive of any Contracts set forth on Schedule 1.1(d) or relating to the Excluded Assets;
(e)all rights and interests in, under or derived from all unitization and pooling agreements, communitization agreements or orders (including but not limited to division and transfer orders) in effect with respect to any of the Leases, Wells or Other Wells and the units set forth on Exhibit A-4 attached hereto created thereby (the “Units”);
(f)except as set forth on Schedule 1.1(f), all surface leases, surface rights, surface use agreements, permits, licenses, servitudes, easements, surface and road use agreements, railroad crossing authorizations, ingress and egress agreements, water rights and rights-of-way to the extent primarily used or held for use in connection with any of the Properties (collectively, the “Surface Rights”), including the Surface Rights set forth on Exhibit A-5 attached hereto;
(g)all structures, equipment, machinery, fixtures, physical assets and facilities, pipe, pipelines, flowlines, gathering systems and appurtenances thereto, inventory, improvements, and other personal, mixed, or movable property, including vehicles and rolling stock, or interests whether located on or off the Lands covered by the Leases, used primarily in connection with the ownership or operation of the Properties, including the equipment, machinery fixtures, physical assets and facilities, pipe, pipelines, flowlines, gathering systems and appurtenances thereto, fixtures, inventory, improvements, and other personal, mixed, or movable property or interests and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the other Properties and that are primarily used or held for use in connection therewith (collectively, the “Personal Property”);
(h)All claims, rights and causes of action, including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the items described in Sections 1.1 (a) through (g) after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Seller grants to Buyer the right to be subrogated to such rights, claims and causes of action; and

(i)all Imbalances (as defined in Section 3.1(i)) relating to the Properties.
1.2Excluded Assets.  Notwithstanding anything to the contrary contained herein, the Properties shall not include, and there is excepted, reserved, and excluded from the purchase and sale contemplated hereby, the properties described on Exhibit A-6 attached hereto.
1.3Purchase and Sale.  Subject to the other terms and conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign, and deliver to Buyer all of Seller’s right, title and interest (whether present, contingent or reversionary) in and to the Properties.
1.4Specified Liabilities.
(a)Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform, or otherwise discharge any obligations or liabilities of Seller to the extent that they are Specified Liabilities (defined below).
(b)For purposes of this Agreement, the term “Specified Liabilities” shall mean, with respect to Seller, any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, arising out of any of the following:
(i)death or physical injury to any employees of Seller related to or arising out of Seller’s ownership or operation of the Properties and occurring prior to the Closing Date;
(ii)claims for compensation or reimbursement of Seller’s employees for work performed with respect to the Properties prior to the Closing Date (but excluding any Property Expenses);
(iii)offsite transport or disposal, or arrangement for transport or disposal by Seller, of any Hazardous Substances (as defined in Section 3.1(h)) from the Properties that occurred prior to the Effective Date to the extent chargeable to Seller’s Working Interest (as defined in Section 3.1(w)) in the Properties during Seller’s period of ownership thereof or any other liabilities associated with the disposal or transportation of any Hazardous Substances from the property associated with the Properties to any location not on such property or lands pooled or unitized therewith prior to Closing;
(iv)Imbalances relating to the Properties that are not set forth on Schedule 6.19;
(v)the failure to pay, underpayment, or incorrect payment of any and all Royalties and other Burdens with respect to any of Seller’s ownership of the Properties in each case to the extent (i) not attributable to suspense funds, (ii) attributable to the period that Hydrocarbons were produced and marketed from any Properties during Seller’s period of ownership of the Properties prior to the Effective Date and (iii) chargeable to Seller’s Working Interest in the Properties;
(vi)attributable to or arising out of (i) the Excluded Assets or (ii) Seller Taxes (as defined in Section 3.1(q)) imposed on or with respect to the ownership or operation of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period or portion thereof ending before the Effective Date;
(vii)all indebtedness for borrowed money of Seller;

(viii)Taxes (as defined in Section 3.1(s)) imposed on or with respect to the ownership or operation of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any tax period or portion thereof ending before the Effective Date;
(ix)all Encumbrances (as defined in Section 3.1(f)) on the Properties except for Permitted Encumbrances (as defined in Section 3.1(n)); and
(x)any unpaid Royalties with respect to Seller’s ownership or operation of the Properties occurring prior to Closing.
ARTICLE II

PURCHASE PRICE AND DEPOSIT

2.1Purchase Price.  The purchase price for the Properties shall be Seventeen Million Five Hundred and Ninety-Three Thousand Dollars ($17,593,000) (the “Purchase Price”), adjusted in accordance with Section 2.4 (the “Adjusted Purchase Price”) and shall be paid as follows: Buyer shall pay Seller a Deposit (as defined in Section 2.3) upon execution of this Agreement and shall pay the balance of the Adjusted Purchase Price (less the Deposit) at Closing (as defined in Section 4.1) as further provided in this Agreement.
2.2Purchase Price Allocation.  The Purchase Price has been allocated by Buyer among the various Properties in the manner and in accordance with the respective values set forth in Schedule 2.2.  If any adjustment is made to the Purchase Price pursuant to Section 2.4 of this Agreement, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property in Schedule 2.2 (the “Allocation”). Buyer and Seller agree that the Purchase Price shall be allocated among the Wells as set forth on Schedule 2.2 (the “Allocated Values”).
2.3Deposit.  Contemporaneously with the execution of this Agreement, Buyer has deposited with Seller an amount equal to seven and one-half percent (7.5%) of the Purchase Price, or One Million Three Hundred and Nineteen Thousand Four Hundred Seventy-Five Dollars ($1,319,475) (the “Deposit”), in immediately available funds according to the wire instructions of Seller.  The Deposit is nonrefundable to Buyer unless the transactions contemplated herein fail to close due to the reasons set forth in Section 10.1(a), (b), (d), or Section 10.2(b). The Deposit shall be held in an interest-bearing account in an institution reasonably agreeable to the Parties.
2.4Accounting Adjustments.
(a)The Purchase Price shall be adjusted upward (without duplication), and such adjustment shall be reflected on the Preliminary Settlement Statement (as defined in Article XI) and the Final Adjustment Statement (defined below), by the following amounts:
(i)The aggregate amount of all ordinarily incurred operating expenses (including costs of insurance, bonds and other guarantees) and all capital expenditures incurred in the drilling, completion, ownership and operation of the Properties, and third party overhead costs charged or chargeable to the Properties under the relevant operating agreement or unit agreement, if any, but excluding any Income Taxes (as defined in Section 3.1(j), Asset Taxes (as defined in Section 3.1(b)), and Transfer Taxes (as defined in Section 12.1) but excluding the general administrative or overhead expenses of Seller or its Affiliates (collectively, the “Property Expenses”) incurred and paid by Seller during the period from the Effective Date to the Closing Date in respect of the ownership of the Properties, but excluding costs and expenses that are Seller’s responsibility pursuant to Section 2.4(b)(ii) below;

(ii)The amount of any drilling and completion related costs and expenses paid by Seller for those certain Wells categorized as Permitted, Pre-Permitted or Proved Undeveloped on Schedule 2.4, regardless of whether such costs were or are incurred prior to or after the Effective Date;
(iii)The aggregate amount of Hydrocarbon inventories from the Properties in storage on the Effective Date and produced for the account of Seller with respect to the Properties prior to the Effective Date (as shown by the actual gauging reports and exclusive of tank bottoms), net of any Royalties, overriding Royalties, nonparticipating Royalties, net profits interests, production payments, carried interests, reversionary interests and other Burdens on, measured by or payable out of such Hydrocarbon inventories (other than Property Expenses, other expenses taken into account in Section 2.4(b), Income Taxes, Asset Taxes, and Transfer Taxes) directly incurred in earning or receiving such proceeds);
(iv)The amount of all prepaid expenses of bonuses; rentals; and cash calls to third party operators, to the extent applying to the ownership or operation of the Properties paid by Seller from and including the Effective Date;
(v)The amount of all prepaid expenses of bonuses; rentals; and cash calls to third party operators paid by Seller with respect to those certain Wells categorized as Permitted, Pre-Permitted or Proved Undeveloped on Schedule 2.4;
(vi)The amount of any ad valorem, property, excise, severance, production, sales, use, or similar Taxes based upon the operation or ownership of the Properties or the production of Hydrocarbons therefrom, arising after the Effective Date allocated to Buyer in accordance with Section 18.1(b) but paid or otherwise economically borne by Seller;
(vii)An amount by which the aggregate amount of all Seller Title Credits to which Seller is entitled pursuant to Section 3.6 of this Agreement exceeds two percent (2.0%) of the Purchase Price before any adjustment pursuant to this Section 2.4; and
(viii)Any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(b)The Purchase Price shall be adjusted downward (without duplication), and such adjustment shall be reflected on the Preliminary Settlement Statement and the Final Adjustment Statement, by the following amounts:
(i)Amounts received (net of applicable Royalties and other Lease Burdens paid out, and of production, severance, and similar Taxes) by Seller for the sale of Hydrocarbons produced and sold from the Properties during the period from the Effective Date to the Closing Date (other than expenses taken into account pursuant to Section 2.4(a), Income Taxes, Asset Taxes, and Transfer Taxes) to the extent that such amount has been received by Seller and not remitted or paid to Buyer;
(ii)To the extent paid by Buyer, the amount of any drilling and completion related costs and expenses for those certain Wells categorized as Producing or Drilled Uncompleted on Schedule 2.4, regardless of whether such costs were or are incurred prior to or after the Effective Date;
(iii)An amount by which the aggregate amount of all Title Defect Amounts with respect to all Title Defect Properties as determined in Section 3.5 exceeds two percent (2.0%) of the

Purchase Price before any adjustment pursuant to this Section 2.4, net of any adjustments on account of Seller Title Credits to which Seller is entitled pursuant to Section 2.4(a)(ii) of this Agreement;
(iv)An amount equal to all Property Expenses paid by or on behalf of Buyer that are attributable to the Properties during the period prior to the Effective Date, excluding any Property Expenses those certain Wells categorized as Permitted, Pre-Permitted or Proved Undeveloped on Schedule 2.4;
(v)If Seller makes the election under Section 3.5 and Section 3.7 with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;
(vi)The amount, if any, of Imbalances owed by Seller, multiplied by $2.50 per MMBtu, or, to the extent that applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Date;
(vii) The amount of any ad valorem, property, excise, severance, production, sales, use, Asset Taxes, or similar Taxes based upon the operation or ownership of the Properties or the production of Hydrocarbons therefrom, arising after the Effective Date allocated to Seller in accordance with Section 18.1(b) but paid or otherwise economically borne by Buyer;
(viii)The amount of the unassignable Properties set forth on Schedule 1.1(d) and Schedule 1.1(f);
(ix)The Allocated Value of the Properties excluded from the transactions contemplated hereby pursuant to Section 17.1(a)(ii), Section 16.1(a), Section 16.2(a) or (b), and Section 14.1(c); and
(x)Any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.
(c)As soon as reasonably practicable after the Closing, but not later than the ninetieth (90th) day after the Closing Date (the “Final Settlement Date”), Seller shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing.  Seller shall present Buyer with a statement (the “Final Adjustment Statement”) setting forth Seller’s good faith determination of such additional adjustments, if any, to the Purchase Price and supporting documentation as is reasonably necessary to support the Final Adjustment Statement (the “Final Price”).  As soon as practicable, and in any event within thirty (30) days after receipt of the Final Adjustment Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Adjustment Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Adjustment Statement that are not addressed specifically in the Dispute Notice shall prevail.  If the Final Price set forth in the Final Adjustment Statement is mutually agreed upon in writing by Seller and Buyer, without limiting Section 18.1(a), the Final Adjustment Statement and the Final Price, shall be final and binding on the Parties and not subject to further audit or arbitration.  Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement (defined below) and the Final Price shall be paid by appropriate payments from Seller to Buyer or from Buyer to Seller within ten (10) Business Days following the later to occur of Seller’s delivery of the Final Adjustment Statement or final determination of such owed amounts in accordance herewith.  Following such additional adjustments, no further adjustments shall be made under this Section 2.4.
2.5Disputes. Seller and Buyer shall work together in good faith to resolve any matters addressed in any Dispute Notice delivered pursuant to Section 2.4.  If Seller and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice to the other Party, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to, the Oklahoma City, Oklahoma office of Eide Bailly, LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration.  If Buyer and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of Eide Bailly LLP’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Oklahoma City, Oklahoma office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Oklahoma City, Oklahoma in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.5.  The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal.  In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article II and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable.  The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator.  Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator.  Seller or Buyer (as applicable) shall make payment to the other Party within ten (10) days following the decision of the Accounting Arbitrator regarding any disputes resolved pursuant to this Section 2.5.
ARTICLE III

DOCUMENT REVIEW

3.1Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 3.1 (and all other capitalized terms in this Agreement that are not defined in this Section 3.1 shall have the meanings ascribed to such terms herein):
(a)The term “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, “Affiliates”, when used with respect to any Seller, shall only include the direct and indirect subsidiaries of Seller and shall not include any Seller Affiliates.
(b)The term “Asset Tax” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, ownership or operation of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes)

(c)The term “Burdens” shall mean any and all Royalties (including lessor’s Royalty), overriding Royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
(d)The term “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Oklahoma or a federal holiday in the United States of America.
(e)The term “Defensible Title” means such right, title, or interest of Seller as of the Effective Time that: (i) entitles Seller in the aggregate to receive from its ownership interest in the Properties not less than the Net Revenue Interest shown for each of the Properties listed on Part I of Schedule 2.2, except for reductions in such Net Revenue Interests for revisions after payout or some other event which are disclosed on Part I of Schedule 2.2, if any; (ii) obligates Seller in the aggregate to bear a Working Interest not greater than the Working Interest shown for each of such Properties listed on Part I of Schedule 2.2 from each Subject Depth (as defined in Section 3.1(r)) as applicable, without increase throughout the productive life of each of such Properties, unless the Net Revenue Interest therein is increased in the same proportion; (iii) with respect to each of the Leases listed on Exhibit A-1, entitles Seller to not less than the number of Net Acres listed for such Lease in Part II of Schedule 2.2; (iv) is free and clear of all liens, Encumbrances, and defects except for Permitted Encumbrances (as defined in Section 3.1(n)); and (v) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.
(f)The term “Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, or similar encumbrance.
(g)The term “Governmental Agency” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
(h)The term “Hazardous Substances” shall mean any pollutants, contaminants, toxins, materials, wastes, constituents, compounds or chemicals, classified as “hazardous wastes,” “hazardous substances,” “extremely hazardous substances,” “toxic,” or words of similar import pursuant to any Environmental Law (as defined in Section 13.1(c)), and shall also include petroleum, waste oil or petroleum constituents or by-products.
(i)The term “Imbalances” shall mean over-production or under-production or over-deliveries or under-deliveries subject to a make-up obligations with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production, or over-deliveries or under-deliveries, arise at the wellhead, pipeline, gathering system, plant, transportation, receipt point or other location and regardless of whether the same arises under contract or by operation of Law or otherwise, provided that “Imbalances” does not include any such item that is an Excluded Asset.
(j)The term “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to gross or net income, and franchise taxes based upon income, capital, assets or operations.
(k)The term “Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Agency.

(l)The term “Net Acre” shall mean, as calculated separately with respect to each Lease described in Exhibit A-1 and listed in Part II of Schedule 2.2, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s Working Interest in such Lease; provided, that if items (b) and/or (c) vary as to different areas of such lands covered by such Lease, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate Lease.
(m)The term “Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Lease or Well after giving effect to all Royalties, overriding Royalties, net profits interests, carried interests, and other Burdens payable out of production in favor of third parties.
(n)The term “Permitted Encumbrance” means (i) all Contracts, agreements, and other matters which are described on the Exhibits to this Agreement, (ii) lessors’ Royalties, overriding Royalties, reversionary interests, liens, Encumbrances, defects, irregularities, or similar burdens that do not operate to increase Seller’s Working Interest (without a proportionate increase in Seller’s Net Revenue Interest) with respect to any Subject Depth or reduce Seller’s Net Revenue Interest (without a proportionate reduction in Seller’s Working Interest) with respect to any Subject Depth in any of the Properties as such interests are set forth on Part I of Schedule 2.2, (iii) division orders and sales or processing contracts relating to production, (iv) all rights to consent by, required notices to, and filings with or other actions by Governmental Authorities, if any, in connection with the assignment of an interest in federal or state oil and gas leases or interests therein or related thereto that are customarily sought or obtained after delivery of such assignment, (v) the terms and conditions of all of the Leases and Contracts and agreements relating to the Properties, including, without limitation, exploration agreements, operating agreements, unitization, farmin or farmout agreements, and pooling and communitization agreements, gas sales contracts, processing agreements, and area of mutual interest agreements to which the Properties may be subject, including terms providing for the revision of interests by virtue of the election or default of a party or parties thereto, provided that such conditions or revisions do not operate to increase Seller’s Working Interest and/or reduce Seller’s Net Revenue Interest in any of the Properties with respect to any Subject Depth as such interests are shown on Part I of Schedule 2.2, (vi) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Properties or for the purpose of developing, producing or processing oil, gas or other Hydrocarbons therefrom or therein, (vii) any materialmans’, mechanics’, repairmans’, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Properties or the production or processing of oil, gas or other Hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith, (viii) any liens for taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business, (ix) easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights in respect of surface operations, pipelines, or the like, and easements and rights-of-way, on, over, or in respect of the Properties, and all other liens, charges, Encumbrances, Contracts, agreements, instruments, and obligations provided that the same are customary in the industry and do not operate to interfere with the operation, value, or use of the Properties and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (x) any liens or security interests created by law or reserved in oil, gas and/or mineral leases for Royalty, bonus or rental or for compliance with the terms of the Leases, (xi) all agreements and obligations relating to Imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production that are set forth on Schedule 6.19, (xii) all obligations by virtue of a prepayment, advance payment or similar arrangement under any Contract for the sale of gas production, including by virtue of “take-or-pay” or similar provisions, to deliver gas produced from or attributable to the Leases after the Effective Date without then or thereafter being entitled to receive full payment therefor, (xiii) rights reserved to or vested in any municipality or governmental, statutory, or public authority to control or regulate the Properties in any manner, and all applicable Laws, rules, and orders of any Governmental Agency, (xiv) conventional rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive an assignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest that have not been triggered, (xv) all liens, charges, Encumbrances, Contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Property which individually or in the aggregate are not such as to detract in any material respect from the value of, or interfere with the operation, value or use of such Property and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and (xvi) the liens and security interests listed on Schedule 4.2(d) attached hereto, provided such liens and security interests shall be released at Closing pursuant to Section 4.2(d) of this Agreement.
(o)The term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Agency or any other entity.
(p)The term “Royalties” shall mean royalties, overriding royalties, or other interest owners’ revenues or proceeds attributable to the sale of Hydrocarbons and payment in respect thereof, as applicable.
(q)The term “Seller Taxes” shall mean (i) all Income Taxes imposed by any applicable Law on Seller or its Affiliates and (ii) Asset Taxes allocable to Seller or its Affiliates pursuant to Section 18.1(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller or its Affiliates as a result of (A) the adjustments to the Purchase Price made pursuant to Section 2.4, Section 11.1 or Section 2.4(c), as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 18.1(a)(iii)), and (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Properties.
(r)The term “Subject Depth” shall mean with respect to any Well, the formation or formations currently being produced by such Well.
(s)The term “Taxes” shall mean, any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Agency, including but not limited to Asset Taxes, Income Taxes, profits, gross receipts, stamp, alternative or add-on minimum, ad valorem, real property, Personal Property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, severance, production, estimated or other tax, including any interest, penalty or addition thereto.
(t)The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
(u)A Property shall be deemed to have a "Title Defect" if Seller does not have Defensible Title thereto or other matter that causes Seller not to have Defensible Title in and to the Properties.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute Title Defects: (i) defects that have been cured by possession under the applicable statutes of limitations, and (ii) defects based solely on lack of information in Seller’s files or solely on references to documents that are not in Seller’s files.

(v)The term “Title Defect Amount” means the amount by which the value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect, which shall be determined in accordance with the following:
(i)If the Title Defect is a lien or Encumbrance on Seller’s interest in a Property, the Title Defect Amount shall be the cost of removing such lien or encumbrance, provided, however, that such Title Defect Amount shall not exceed the value allocated to such Property on Schedule 2.2;
(ii)If the Title Defect results from Seller having a lesser Net Revenue Interest in a Title Defect Property than the Net Revenue Interest specified therefor in Part I of Schedule 2.2, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price Allocated to such Title Defect Property in Part I Schedule 2.2 by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part I of Schedule 2.2;
(iii)If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in Part I Schedule 2.2, the Title Defect Amount shall be equal to the present value of the good faith estimate of the projected increase in the costs and expenses allocable to the Property after the Effective Date attributable to such increase in Seller’s Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in such Property has the effect of proportionately increasing Seller’s Net Revenue Interest therein;
(iv)If the Title Defect is that the actual Net Acres covered by a Lease is less than the number of Net Acres set forth in Part II of Scheduled 2.2 for such Lease, the Title Defect Amount shall be an amount equal to such difference in Net Acres multiplied by the value Allocated per Net Acre for such Lease set forth in Part II of Schedule 2.2;
(v)If the Title Defect results from any matter not described in Subsections 3.1(f)(i) through 3.1(f)(iv) above, the Title Defect Amount shall be an amount equal to the difference between: (i) the value of the affected Property without such Title Defect and (ii) the value of the affected Property with such Title Defect;
(vi)Notwithstanding (i) – (v), if Buyer and Seller agree on the Title Defect Amount, such amount shall be the Title Defect Amount; and
(vii)The Title Defect Amount with respect to a Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.
(w)The term “Working Interest” shall mean, with respect to a Property, the percentage of interest in and to such Property that is burdened with the costs and expenses attributable to the exploration, maintenance, development and operation of a Property.
3.2Document Availability.  Within three (3) Business Days following Buyer’s delivery of the Deposit to Seller, Seller shall make available copies of the Leases and the Records in its possession in their current form and format as maintained by Seller for Buyer to review, to the extent disclosure of any such document is not prohibited by confidentiality obligations or otherwise and would not result in the waiver of the attorney-client privilege or other legal privilege.  The provisions of this Article III and the special warranty of title in the Assignment provide Buyer’s exclusive remedy with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties. Seller’s title to all Properties shall be presumed to be Defensible Title unless Buyer can prove through reasonable evidence submitted with a valid defect claim notice that satisfies the requirements set forth in Section 3.3 that Seller’s title to any Property is less than Defensible Title.  Buyer shall provide reasonable evidence in proving the existence of each alleged Title Defect and Title Defect Amount with respect thereto.
3.3Buyer’s Title Review.  Subject to the terms of Section 3.2 above, Buyer shall, at Buyer’s sole cost and expense, commence and diligently pursue examination of title to the Properties.  Seller shall reasonably cooperate with Buyer and shall provide Buyer with access to all of the Leases and the Records in Seller’s possession in accordance with Section 3.2 above.  From the Execution Date until 5:00 p.m. Denver, Colorado time on the date that is twenty (20) Business Days following the Execution Date (the “Due Diligence Period”), if Buyer determines that a Title Defect exists with respect to a Property, then Buyer, subject to Section 3.4, shall notify Seller prior to the expiration of the Due Diligence Period that it is instituting a claim pursuant to this Section 3.3 (a “Title Defect Notice”).  To be effective, Buyer’s Title Defect Notice must include (a) a brief description of the matter constituting the asserted Title Defect, (b) the claimed Title Defect Amount attributable thereto, and (c) supporting documents reasonably necessary for Seller to verify the existence of such asserted Title Defect.  Failure by Buyer to timely and/or properly assert a Title Defect shall be deemed an election by Buyer to waive such Title Defect and to accept and pay for the Property or interest therein affected by such uncured Title Defect and such uncured Title Defect shall thereupon be deemed a Permitted Encumbrance.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall periodically (but in no event less frequently than before 4:00 p.m. local time in Denver, Colorado on Thursday of each week during the Due Diligence Period)  give Seller written notice of any Title Defect which Buyer determines exists following Buyer’s determination of the existence of same, which notice may be preliminary in nature and supplemented prior to the end of the Due Diligence Period.  Buyer shall also, in good faith, furnish Seller periodically (but in no event less frequently than before 4:00 p.m. local time in Denver, Colorado on Thursday of each week during the Due Diligence Period) with written notice of any Seller Title Credit (as defined in Section 3.6) which is known by Buyer or is discovered by any of Buyer’s employees or representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Properties.
3.4Seller’s Opportunity to Cure.  Seller shall have five (5) Business Days after the expiration of the Due Diligence Period, if the Seller so elects but without obligation, to cure all or a portion of such asserted Title Defects to Buyer’s reasonable satisfaction.  If Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same in writing on or before the day immediately preceding the Closing Date, the Property affected by such uncured and unwaived Title Defect shall be a “Title Defect Property”.
3.5Title Defect Adjustments.  Subject to Section 3.7, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price in accordance with Section 2.4 by the aggregate Title Defect Amounts attributable to such Title Defect Property; provided, however, if the Title Defect Amount with respect to all Title Defects with respect to a single Title Defect Property is, in the aggregate, fifteen thousand dollars ($15,000) (the “Title Defect Threshold”) or less, then the Title Defect Amount with respect to such Title Defect Property shall be deemed to be zero.
3.6Seller Title Credit.  “Seller Title Credit” shall mean, with respect to a Property, the amount by which the value of such Property is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property (without a proportionate increase in Seller’s Working Interest) than the Net Revenue Interest specified therefor in Part I of Schedule 2.2, (b) Seller having a lesser Working Interest in such Property (without a proportionate decrease in Seller’s Net Revenue Interest) than the Working Interest specified therefor in Part I of Schedule 2.2, or (c) with respect to each Lease described in Part II of Schedule 2.2, Seller having a greater number of Net Acres than the number of Net Acres specified therefor in Part II of Schedule 2.2.  The amount of Seller Title Credits shall be determined as follows:

(i)If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Property than the Net Revenue Interest specified therefor in Part I of Schedule 2.2, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price Allocated to such Property in Part I of Schedule 2.2 by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property in Part I of Schedule 2.2;
(ii)If the Seller Title Credit results from Seller having a lesser Working Interest in a Property than the Working Interest specified therefor in Part I of Schedule 2.2, the Seller Title Credit shall be equal to the present value of the good faith estimate of the projected decrease in the costs and expenses allocable to the Property after the Effective Date that is reasonably agreed to by Buyer and Seller; provided, however, that no Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s Working Interest in such Property has the effect of proportionately reducing Seller’s Net Revenue Interest therein;
(iii)If the Seller Title Credit is that the actual Net Acres covered by a Property that is a Lease is greater than the number of Net Acres set forth in Part II of Schedule 2.2 for such Lease, the Title Defect Amount shall be an amount equal to such difference in Net Acres multiplied by the value allocated per Net Acre for such Lease set forth in Part II of Schedule 2.2; and
(iv)if a Property has no Allocated Value, then such Property shall have no Seller Title Credit.
3.7Exclusion of Title Defect Properties. On or before the Closing Date, Seller may with respect to any Title Defect Property, elect to retain and exclude such Title Defect Property from the Properties to be conveyed by Seller to Buyer pursuant to the terms hereof so long as the Purchase Price is reduced by the portion of the Purchase Price Allocated to such Property in Schedule 2.2.  In the event Seller exercises its right under pursuant to the foregoing sentence with respect to a Title Defect Property, said Title Defect Property, together with a pro rata share of all incidental rights, Hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by Seller and excluded from the Properties which are conveyed by Seller to Buyer.
3.8Subsequent Closings.  In the event that Seller (i) elects to attempt to cure any Title Defect(s) during the time period provided for in Section 3.4 and (ii) elects to exercise its right under Section 3.7 with respect to a Title Defect Property, Seller may elect to continue such attempt to cure such Title Defect(s) until the Final Settlement Date.  In the event that Seller cures all or a portion of such asserted Title Defect(s) to Buyer’s reasonable satisfaction prior to the Final Settlement Date, then (x) Seller shall convey to Buyer the applicable Property or Properties previously withheld from the Closing on account of such Title Defects, (y) the Parties will execute and deliver all applicable instruments required to be delivered at Closing pursuant to Article IV, and (iii) Buyer shall pay the sum by which the Purchase Price was reduced at Closing on account of such Property or Properties that are the subject of such subsequent closing.
3.9No Duplication.  Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of  Seller set forth in Article VI hereof, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article III and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
3.10Title Dispute Resolution.  Seller and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Seller elects to attempt to cure pursuant to Section 3.4 or Section 3.8, then prior to the end of the period for such cure).  If Seller and Buyer are unable to agree in writing by Closing (or by the Final Settlement Date if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 3.10.  There shall be a single arbitrator, who shall be a title attorney or consultant with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual written agreement of Buyer and Seller within fifteen (15) days after the Closing Date or by the Final Settlement Date, as applicable (the “Title Arbitrator”).  If the Parties cannot agree on a Title Arbitrator within fifteen (15) days after the Closing Date, each Party will appoint a Title Arbitrator within ten (10) days thereafter, the two Title Arbitrators so appointed will appoint a third Title Arbitrator within ten (10) days after the second Title Arbitrator is appointed, and such third Title Arbitrator shall be the sole Title Arbitrator to determine the dispute.  The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in and shall be final and binding upon the Parties, without right of appeal.  In making its determination, the Title Arbitrator may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination; provided, however, that the Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  The costs of the Title Arbitrator shall be borne equally between the Parties.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 2.4, then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or Title Benefit Amount, the Parties shall account to each other in accordance with the terms of such award.  Nothing herein shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 3.10, and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 2.4 or this Section 3.10.
ARTICLE IV

CLOSING

4.1Closing. The “Closing” of the transactions contemplated hereby shall take place by electronic delivery of documents (by “portable document format,” email, DocuSign or other form of electronic communication), all of which will be deemed to be originals; provided, any original documents or signatures required or requested in connection with the Closing will be delivered to the offices of Buyer as set forth in Section 19.3 on or before the date that not later than three (3) Business Days following the Closing Date or such other date as Seller and Buyer may mutually agree. The date on which Closing actually occurs shall be on or before Twenty-Five (25) Business Days following the Execution Date or such other date as Seller and Buyer may mutually agree (the “Closing Date”).
4.2Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
(a)an Assignment and Bill of Sale (the “Assignment”), from Seller, effective as of the Effective Date and substantially in the form of Exhibit B attached hereto;
(b)the Preliminary Settlement Statement;
(c)a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the representations and warranties of Seller contained in Article VI shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (“Seller’s Certificate”);
(d)releases, in form reasonably satisfactory to Buyer, of the liens and security interests described in Schedule 4.2(d);
(e)the Records and any letters in lieu of division and transfer orders relating to the Properties in form reasonably necessary to reflect the conveyances contemplated hereby; and.
(f)a duly executed certification from Seller that it is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certification, Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Internal Revenue Code and the applicable Treasury Regulations.
4.3Buyer’s Closing Obligations.  At Closing, Buyer shall execute (as applicable) and deliver, or cause to be executed and delivered, to Seller the following:
(a)the Assignment, effective as of the Effective Date;
(b)the Preliminary Settlement Statement;
(c)the Adjusted Purchase Price pursuant to Section 2.4, shown on the Preliminary Settlement Statement, by wire transfer in immediately available funds, according to the written wire instructions provided by Seller; and
(d)a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.
4.4Application of Deposit. At Closing, Seller shall retain the entire Deposit as additional consideration for the transactions contemplated by this Agreement and the Deposit shall be applied to the Adjusted Purchase Price.
4.5Records. In addition to the obligations set forth under Section 4.2, but notwithstanding anything herein to the contrary, no later than twenty (20) Business Days after the Closing Date, Seller shall make available to Buyer the Records in its possession in their current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller may retain (x) written or electronic copies of the Records and (y) originals of Records relating to Asset Taxes and provide Buyer with copies thereof.
ARTICLE V

CONDITION AND FITNESS OF THE PROPERTIES

5.1Condition and Fitness of the Properties.  IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF SELLER AND BUYER THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE GIVEN IN THE ASSIGNMENT, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER—EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE—REGARDING THE PROPERTIES AND BUYER SHALL TAKE THE PROPERTIES "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS".  WITHOUT

LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCES, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO: i. THE CONDITION OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE PROPERTIES), ii.  THE PROPERTIES’ PAST, PRESENT OR FUTURE COMPLIANCE WITH ENVIRONMENTAL LAW, OR iii. ANY INFRINGEMENT BY SELLER OR ANY OF ITS RESPECTIVE AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE PROPERTIES SHALL BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
5.2Disclaimer of Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE GIVEN IN THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY—EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE— AS TO: i. TITLE TO ANY OF THE PROPERTIES; ii. THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES; iii. THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE PROPERTIES; iv. ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES; v. THE PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES; vi. THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PROPERTIES, AND vi. THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO THEIR COMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, OR REGULATIONS; vii. THE CONTENT, CHARACTER, OR NATURE OF ANY REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY THIRD PARTIES; AND viii. THE ACCURACY, COMPLETENESS, PRESENCE OR ABSENCE OF THE RECORDS, THE CONTRACTS, OR ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THIS AGREEMENT.
ARTICLE VI

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer as of the Effective Date and as of the Execution Date.  As used in this Article VI, “to Seller’s knowledge”, or similar terms, means the actual knowledge (with such reasonable investigation as might be expected from a prudent non-operator in the areas where the Properties are located, it being understood that a prudent non-operator would not be required to inquire with any third-party operator about the accuracy or completeness of the representations and warranties set forth in this Article VI) of Robert Shubin and Ed Mellor.

6.1Status.  Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Properties makes such licensing or qualification necessary.
6.2Power.  Seller has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Seller’s governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.
6.3Authorization and Enforceability.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
6.4Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
6.5No Bankruptcy.  There are no bankruptcy, reorganization, liquidation, or receivership proceedings pending, being contemplated by or, threatened against Seller.
6.6Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or Governmental Agency pending or threatened against Seller with respect to the Properties; nor is Seller in default under any order, writ, injunction, or decree of any court or federal, state, municipal or other governmental agency with respect to the Properties except as disclosed on Schedule 6.6.
6.7Compliance with Laws.  Seller’s ownership of the Leases and Wells has been in conformity with all applicable laws, rules, regulations, guidelines and orders of all Governmental Authorities having jurisdiction, relating to the Lease and the Wells.
6.8Title to Properties. Neither Seller nor its Affiliates has sold, transferred, or assigned any of the Properties or provided any Person rights to ownership of the Seller’s Properties.
6.9Conduct in Ordinary Course and Absence of Certain Changes. Except as listed in Schedule 6.9, since the Effective Time, Seller has conducted its business in the ordinary course of business consistent with past practice in all material respects.
6.10Consents. Except (i) as set forth on Schedule 6.10, and (ii) for consents and approvals from Governmental Authorities for the assignment of the Properties to Buyer that are customarily obtained after the assignment of properties similar to the Properties, there are no restrictions on assignment, including requirements for consents from third parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Properties by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).
6.11No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the transaction documents to which it is a party and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach of any provisions of the organizational documents of Seller, or violate any Law applicable to Seller or any of the Properties.

6.12Operation of Properties.  Except as set forth on Schedule 6.12, to Seller’s knowledge, all Wells, Leases, and other Properties operated by Seller have been drilled, completed, operated, and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with all Leases, pooling and unit agreements, joint operating agreements (if applicable), and Laws. Except as set forth on Schedule 6.12, Seller has not received any notices or demands from any Governmental Agency to plug or abandon any Wells. To Seller’s knowledge, all of the Leases are in full force and effect, and Seller has not received any written notice of default or breach under any of the Leases which default, or breach has not been cured or remedied to the satisfaction of the applicable lessor.
6.13Environmental Laws.  Except as set forth on Schedule 6.13:
(a)To Seller’s knowledge, the Properties are in compliance with applicable Environmental Laws.
(b)Seller has not received from any Governmental Agency any written or electronic notice or claim of violation of, alleged violation of, or non-compliance with, any Environmental Law with respect to the Properties other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Agency or for which Seller has no further material obligations outstanding.
(c)To Seller’s knowledge, none of the Properties are subject to any unfulfilled orders, consent decrees or judgments of any Governmental Agency; and
(d)Seller has not received written notice from or given notice to any Person of any release or disposal of any Hazardous Substances relating to the Properties that could (i) interfere with or prevent compliance by Seller or Buyer with any Environmental Laws or the term of any permit issued pursuant thereto, or (ii) give rise to or result in any liability of Seller’s or Buyer to any Person.
6.14Liens. Except for Encumbrances that will be released on or before Closing, there are no contractual Encumbrances on the Properties granted by Seller or its Affiliates to secure indebtedness for borrowed money. The Properties will be delivered to Buyer free and clear of all Encumbrances except for Permitted Encumbrances.
6.15Permits.  Seller possesses all permits, licenses, certificates, consents, approvals, and other authorizations required of Seller by any Governmental Agency (for purposes of this Section 6.15 collectively, “Permits”), and has made all filings with any Governmental Agency required to be made in the two (2) years preceding the Execution Date, in each case that are required for Seller’s ownership and operation of the Properties.
6.16Material Contracts.  Schedule 6.16 sets forth, as of the Execution Date, all Contracts of the type described below (collectively, the “Material Contracts”):
(i)any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $20,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty upon ninety (90) days’ or less notice;

(iii)any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that is secured with mortgages or liens on the Properties, in each case that will not be released or terminated on or before Closing;
(iv)any Contract that constitutes a lease under which Seller is the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental by Seller of more than $50,000 (without regard to any increase in price);
(v)any farmin or farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or any similar Contract where, in each case, the primary obligation thereunder has not been fully performed;
(vi)any Contract between Seller and any Affiliate of Seller that is binding on the Properties and will not be terminated prior to or as of the Closing;
(vii)any Contract that provides for an area of mutual interest; and
(viii)any Contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller may conduct its business.
(b)Except as set forth on Schedule 6.16, there exists no breach or default under any Material Contract by Seller or by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or any other Person who is a party to such Material Contract.  Seller has made available for Buyer’s review true and complete copies of each Material Contract and any and all amendments thereto.
6.17Preferential Purchase Rights.  Except as set forth on Schedule 6.17, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Properties in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
6.18Royalties.  To Seller’s knowledge, all Royalties and/or other Burdens with respect to Seller’s ownership of the Properties have been paid on Seller’s behalf.
6.19Imbalances.  Except as set forth on Schedule 6.19, there are no Imbalances associated with the Properties as of the Effective Date. There are no agreements or obligations relating to Imbalances.
6.20Current Commitments.  Schedule 6.20 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $20,000 (net to Seller’s interest in the Properties) (collectively, the “AFEs”) relating to the Properties to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.
6.21Taxes.  Except as set forth on Schedule 6.21, all Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statues of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.

6.22Payments for Production.  Seller is not obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving full payment therefor at or after the time of delivery.
6.23Payout Status.  Schedule 6.23 sets forth the “payout” balance, as of the dates set forth on such Schedule, for each Well, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
6.24Affiliate Interests. No Affiliate of Seller has any interest in the Properties or any right, title or interest to any assets or properties that would otherwise be included in the definition of “Properties” hereunder if such assets or interests were owned by Seller.
6.25Equipment.  To Seller’s knowledge, the Personal Property included in the Properties, taken as a whole, has not been damaged as to render such tangible Personal Property inadequate for normal operation of the Properties consistent with standard industry practice in the areas in which they are operated and with operations as currently conducted, ordinary wear and tear excepted.
6.26Non-Consent Operations. Except as set forth on Schedule 6.26, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted.
6.27Surface Access. To Seller’s knowledge, there are no surface use or access agreements currently in force that will interfere with operations on the Leases. To Seller’s knowledge, Seller has a reasonable right of ingress and egress to all of the Leases and Wells, subject to compliance with any applicable surface use restrictions and obtaining any required consents of third parties, including third party operators of the Properties.
ARTICLE VII

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller as of the Execution Date:

7.1Organization and Standing.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to carry on its business in the State of Oklahoma.
7.2Power.  Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of the Closing Date, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.
7.3Authorization and Enforceability.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

7.4Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
7.5No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, threatened against Buyer.
7.6Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or Governmental Agency pending or, to the knowledge of Buyer, threatened against Buyer that impedes or is likely to impede Buyer’s ability to consummate the transaction contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement except as disclosed on Schedule 7.6.
7.7Funds.  Buyer has sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses of Buyer.
ARTICLE VIII

ADDITIONAL COVENANTS

8.1Conduct of Business Pending Closing.  From the Execution Date until the Closing Date, except as disclosed on Schedule 8.1 or as otherwise consented to by Buyer in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that:
(a)Seller shall not sell, transfer, assign, convey, farmout, release, abandon or otherwise dispose of any Properties, or enter into any transaction the effect of which would be to cause Seller’s ownership interest in any of the Properties to be altered from Seller’s ownership interest as of the Effective Date, other than Hydrocarbons produced, saved and sold in the ordinary course of business;
(b)Seller shall not grant a lien on or a security interest in any Properties (other than a Permitted Encumbrance); and
(c)Seller shall not elect to not participate, or be non-consent, in the drilling of any new well or other new operations on the Properties, without the advance written consent of Buyer, which consent or non-consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one-half (½) of the applicable notice period within which Seller is contractually obligated to respond to third parties to avoid a deemed election by Seller regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to Seller’s election to not participate in such well or other operation.
(d)Except (i) as set forth on Schedule 8.1(d), (ii) for the operations covered by the AFEs and other capital commitments described on Schedule 6.20, (iii) for actions taken in connection with emergency situations affecting life or to maintain a lease or as required by Law or a Governmental Agency or any Material Contract and (iv) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until Closing:
(i)own and maintain the Properties in an ordinary manner consistent with past practice;
(ii)not propose any operation reasonably expected to cost Seller in excess of $20,000 (net to Seller’s interest in the Properties);

(iii)notify Buyer before Seller agrees to participate in any operation proposed by a third party that is reasonably expected to cost Seller in excess of $20,000 (net to Seller’s interest in the Properties);
(iv)except in the ordinary course of business, not enter into a Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 6.16, or materially amend or change the terms of or terminate any Material Contract;
(v)not transfer, sell, mortgage, pledge or dispose of any portion of the Properties other than (A) the sale or disposal of Hydrocarbons in the ordinary course of business or (B) items constituting Permitted Encumbrances;
(vi)provide Buyer with copies of any and all material correspondence received from any Governmental Agency with respect to the Properties within five (5) days of the receipt thereof;
(vii)not voluntarily abandon any of the Properties other than as required pursuant to the terms of a Lease or applicable Law;
(viii)maintain its existing insurance policies relating to the Properties in such amounts and with such deductibles as are currently maintained by Seller;
(ix)not settle or compromise any proceeding relating to the Properties, other than settlements or compromises (A) of matters for which Seller is liable for under the terms of this Agreement or (B) that involve only the payment of monetary damages not in excess of $20,000 individually or $100,000 in the aggregate (excluding amounts to be paid under insurance policies);
(x)not commit to do any of the foregoing in clauses (ii), (iv), (v), (vii) or (ix);
(xi)obtain all Preferential Purchase Rights and other Consents required by third parties, Governmental Agency and others as may be required to consummate the transaction;
(xii)except with respect to any Excluded Assets, maintain in effect all Permits as may be necessary for Seller or its Affiliates to own and operate the Properties; and
(xiii)give prompt written notice to Buyer of any damage to or destruction of any of the Properties.
ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

9.1Seller’s Conditions.  The obligations of Seller at Closing are subject to, at the option of Seller, the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:
(a)All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing Date in all material respects.
(b)No order has been entered by any court or Governmental Agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

(c)Buyer shall have performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or on the Closing Date.
(d)No Governmental Agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
9.2Buyer’s Conditions. The obligations of Buyer at Closing are subject to, at the option the Buyer, the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:
(a)All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing Date in all material respects.
(b)No order has been entered by any court or Governmental Agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.
(c)Seller shall have performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.
(d)No Governmental Agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
(e)The sum of (a) all Title Defect Amounts for all actual Title Defects that are properly asserted by Buyer prior to the end of the Due Diligence Period pursuant to Section 3.3, that individually exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts with respect to any Properties excluded from the transactions contemplated by this Agreement in accordance with this Agreement), plus (b) the Allocated Value of all Properties excluded from the transactions contemplated by this Agreement on account of Environmental Defects pursuant to Section 14.1(c)(ii), plus (c) the losses to the Properties in respect of all Casualty Losses that occur between the Execution Date and the Closing as determined in accordance with Section 17.1, plus (d) the Allocated Value of all Properties excluded from the transactions contemplated hereby on account of Hard Consents and Preferential Purchase Rights pursuant to Section 16.1 and Section 16.2, as applicable, shall be in the aggregate less than twenty percent (20%) of the Purchase Price.
9.3Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 4.2. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 4.3.

ARTICLE X

TERMINATION

10.1Termination.  This Agreement may be terminated in accordance with the following provisions:
(a)By mutual consent of Buyer and Seller;
(b)By either Party in accordance with Section 17;
(c)By Seller if the conditions set forth in Section 9.1 are not satisfied on or before March 11, 2024, through no fault of Seller, or waived by Seller in writing, as of Closing; or
(d)By Buyer if the conditions set forth in Section 9.2 are not satisfied on or before March 11, 2024, through no fault of Buyer, or waived by Buyer in writing, as of Closing.
10.2Effect of Termination.
(a)Buyer’s Default.  If Closing does not occur because the Buyer wrongfully, willfully or deliberately acts or fails to act, and such act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement, including failure to tender performance at Closing or otherwise materially breached this Agreement prior to Closing, and if Seller is not in material breach of this Agreement and is ready, willing and able to close the transactions contemplated by this Agreement, Seller, after first giving Buyer prior written notice of such failure to tender performance or material breach of this Agreement and such failure or material breach continues for a period of five (5) Business Days, Seller may terminate this Agreement and retain the Deposit, including any interest and other amount earned thereon, as liquidated damages.  Seller and Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer and is not a penalty.  Buyer’s failure to close shall not be considered wrongful if Buyer’s conditions under Section 9.2 are not satisfied through no fault of Buyer and are not waived by Buyer.  For the avoidance of doubt, if Buyer’s failure to close is not considered wrongful pursuant to the foregoing, then Buyer shall be entitled to a full refund of the Deposit (including any interest and other amount earned thereon) which shall be paid to Buyer by Seller within five (5) Business Days of the termination date.
(b)Seller’s Default.  If Closing does not occur because Seller wrongfully, willfully or deliberately acts or fails to act, and such act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement, in including failure to tender performance at Closing or otherwise materially breached this Agreement prior to Closing, and if Buyer is not in material breach of this Agreement and is ready, willing and able to close the transactions contemplated by this Agreement, Buyer shall be entitled, to a full refund of the Deposit (including any interest and other amount earned thereon) and to seek all rights and remedies available at Law or in equity for Seller’s wrongful breach, including but not limited to enforcing specific performance.  Seller’s failure to close shall not be considered wrongful pursuant to the foregoing, if Seller’s conditions under Section 9.1 are not satisfied through no fault of Seller and are not waived by Seller. Refund of the Deposit shall be paid to Buyer by Seller within five (5) Business Days of the termination date.
(c)Other Termination.  If Seller and Buyer mutually agree to terminate this Agreement, each Party shall release the other Party from any and all liability for termination of this Agreement and the Deposit (including any interest and other amount earned thereon) shall be paid to Buyer by Seller within five (5) Business Days of the termination date.

(d)Intentionally Omitted.
ARTICLE XI

SETTLEMENT STATEMENT

11.1Settlement Statement.  No fewer than five (5) Business Days prior to Closing, Seller shall prepare and deliver to Buyer and Seller a draft settlement statement (the “Preliminary Settlement Statement”) providing for all calculations and adjustments to the Purchase Price and all other amounts payable or credited to the applicable Parties as provided in this Agreement pursuant to Section 2.4.  The Parties shall, on or before Closing agree on the provisions of a settlement statement to be executed by them (the “Settlement Statement”) at Closing. Within three (3) Business Days after receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof.  The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report.
ARTICLE XII

POST-CLOSING RIGHTS AND OBLIGATIONS

12.1Transfer Taxes and Recording Fees.  Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Properties and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale (collectively, the “Transfer Taxes”).
12.2Further Assurances; Cooperation.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including assurances that Seller and Buyer are financially capable of performing any indemnification required hereunder. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.
ARTICLE XIII

ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

13.1Assumption of Liabilities and Obligations.
(a)For purposes of this Agreement, “Assumed Obligations” shall mean any and all debts, losses, liabilities, duties, claims, obligations (including but not limited to those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened legal action), taxes, costs and expenses (including but not limited to any reasonable attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending any legal action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any legal action, any order or consent decree of any Governmental Agency, any award of any arbitrator, or any applicable law, rule, or regulation (including but not limited to those arising under Environmental Laws or otherwise relating to the environment and to hazardous substances), agreement, contract, commitment, or undertaking, arising out of or attributable to the Properties, whether before, at, or after the Effective Date. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge (or cause to be paid, performed, fulfilled and discharged) all Assumed Obligations; provided, however, that Buyer shall not assume any Specified Liabilities.

(b)For purposes of this Agreement, “Environmental Laws” shall mean all laws relating to (a) the control of any potential pollutant, or protection of the air, water, or land, (b) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, transportation or other management of Hazardous Substances, (c) exposure to hazardous, toxic, or other substances alleged to be harmful, and (d) remediation of contamination or restoration of environmental quality.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
13.2Survival; Indemnification.
(a)Survival. The representations, warranties and covenants of each of Seller and Buyer herein, and Seller’s special warranty set forth in the Assignment, shall survive for twelve (12) months following Closing; provided that, the foregoing survival periods shall not limit or affect the Parties’ respective indemnification obligations in this Section 13.2 and the Fundamental Representations shall survive for twenty-four (24) months from the Closing Date.
(b)Seller’s Indemnification of Buyer.   Effective from and after the Closing, subject to the limitations set forth this Section 13 and otherwise in this Agreement, Seller and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all claims, causes of actions, payments, charges, interest assessments, judgments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and reasonable legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise (collectively, “Liabilities”) arising out of, resulting from, based on, associated with, or relating to (i) any breach by Seller of any of its representations or warranties set forth in this Agreement, the Assignment, and/or the Seller’s Certificate; (ii) any breach by Seller of any of its covenants or agreements set forth in this Agreement; or (iii) the Specified Liabilities.  Notwithstanding anything herein to the contrary:
(i)Seller shall not be required to indemnify Buyer with respect to any Liabilities unless Buyer has provided Seller with a notice pursuant to Section 13.2(c) during the applicable survival period.
(ii)Seller shall not be required to indemnify Buyer for any individual claim of Liabilities of less than Fifty Thousand Dollars ($50,000.00) (“Individual Claim Threshold”).
(iii)Seller shall not be required to indemnify Buyer unless, and then only to the extent that, Liabilities that exceed the Individual Claim Threshold, exceeds one percent of the Purchase Price (1%).
(iv)Seller shall not be required to indemnify Buyer for the amount of any Liabilities in excess of thirty-five percent (35%) of the Purchase Price unless such indemnification is due to a breach of Seller’s Fundamental Representations.

(1)For purposes of this Agreement, the term “Fundamental Representations” means the representations and warranties of Seller set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.5, Section 6.6, Section 6.8, Section 6.11, Section 6.13, and Section 6.21.
(c)Buyer’s Indemnification of Seller.   Effective from and after the Closing, Buyer shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its affiliates, and all of their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives, if applicable (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with, or relating to: (i) any breach by Buyer of Buyer’s representations, warranties, covenants or agreements set forth in this Agreement or (ii) the Assumed Obligations. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to indemnify Seller with respect to any Liabilities unless Seller has provided Buyer with a notice pursuant to Section 13.2(d) during the applicable survival period.
(d)Notification. As soon as reasonably practical after obtaining knowledge thereof, the Party having the right to be indemnified (the “Indemnified Party”) shall notify the Party having an obligation to indemnify such Indemnified Party (“Indemnifying Party”) of any claim or demand which the Indemnified Party has determined has given or could give rise to a claim for indemnification under this Section 13.2. Such notice shall specify the agreement, covenant, representation or warranty or other basis for indemnification under this Agreement with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of Liability for which indemnity is asserted.  In the event any action, suit or proceeding is brought with respect to which a Party may be obligated to provide indemnity and/or defend under this Section 13.2, and the Indemnifying Party admits its liability therefor and assumes the defense of such action, suit or proceeding, the Indemnified Party shall have the right to be represented by its own counsel in any such action, suit or proceeding, and defend such action, suit or proceeding with respect to itself at the expense of the Indemnifying Party; provided that, notwithstanding the foregoing, if counsel for the Indemnified Party or Indemnifying Party determines in good faith that there is a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claim or that there are legal defenses available to such Indemnified Party different from or in addition to those available to the Indemnifying Party, then counsel for each of the Indemnified Party and Indemnifying Party shall be entitled, if such Party so elects, to participate in or conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnifying Party or Indemnified Party, as applicable, at the expense of the Indemnifying Party; provided that in no event shall the Indemnifying Party be required to pay the fees and expenses of more than one counsel selected by the Indemnified Party.   Any settlement or compromise of any action, suit or proceeding by the Indemnified Party that the Indemnifying Party has admitted in writing its liability hereunder with respect to the entirety of an action, suit or proceeding shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).  Subject to the foregoing provisions of this Section 13.2, neither Party shall, without the other Party’s prior written consent, settle, compromise, confess or permit judgment by default in any action, suit or proceeding if such action would create or attach any Liability to the other Party.  The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding for which the other Party owes indemnity under this Section 13.2, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that the Parties shall not be required to make available information and documents that would constitute a breach or waiver of the attorney-client privilege or violate any obligation of confidentiality binding on such disclosing Party.  Subject to the terms of this Section 13.2(d), within twenty (20) days of receipt of written notice by an Indemnified Party to the Indemnifying Party, the Indemnifying Party will reimburse the Indemnified Party for all documented out-of-pocket payments, costs and expenses, including amounts paid in settlement, incurred by the Indemnified Party in connection with any Liability which such Indemnified Party is entitled to indemnification by the Indemnified Party pursuant to this Section 13.2.
(e)Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement and except for Buyer’s rights with respect to the express special warranty of title in the Assignment (as such rights are limited by the express terms of this Agreement), from and after Closing, Seller’s and Buyer’s sole and exclusive remedy against each other with respect to this Agreement and the transactions contemplated hereby (including, without limitation, breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement is set forth in this Section 13.2 and if no such right of indemnification is expressly provided therein, then such claims are hereby waived to the fullest extent permitted by applicable law.
(f)Purchase Price Adjustment. The Parties shall treat, for applicable tax purposes, any amounts paid pursuant to this Section 13 as an adjustment to the Purchase Price unless otherwise required by applicable Law.
13.3Insurance.   Intentionally removed.
13.4Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Properties.
ARTICLE XIV

ENVIRONMENTAL MATTERS

14.1Notice of Environmental Defects.
(a)Environmental Defects Notice.  Buyer must deliver no later than 5:00 p.m. (Denver, Colorado time) on the date that is  twenty (20) Business Days after the Execution Date (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 14.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s good faith opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 14.1.  For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 6.13 and the corresponding representation in the Seller’s Certificate, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Environmental Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect (including the applicable Environmental Law violated or implicated thereby) and the Properties affected by such alleged Environmental Defect, (ii) the Allocated Value of the Properties (or portions thereof) affected by such alleged Environmental Defect, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Defect, and (iv) Buyer’s good faith calculation of the Remediation Amount (defined in Section 14.1(a)(ii)) (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.  Buyer may not assert as an Environmental Defect any environmental condition disclosed in the schedules to this Agreement.
(i)For purposes of this Agreement, the term “Environmental Defect” shall mean (a) a condition existing on the Effective Date with respect to the air, soil, subsurface, surface waters, ground waters and sediments that causes a Property (or Seller with respect to a Property) not to be in compliance with all Environmental Laws or (b) the existence as of the Effective Date with respect to the Properties or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that, any plugging and abandonment obligations shall not constitute an Environmental Defect.
(ii)For purposes of this Agreement, the term “Remediation Amount” shall mean, with respect to an Environmental Defect, the present value as of the Closing Date of the cost to remediate the Environmental Defect, net to Seller’s working interest in the applicable Property.
(b)Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the Closing Date (or, if applicable, by the Final Settlement Date), any Environmental Defects of which it has been advised by Buyer. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 14.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.
(c)Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely and effectively asserted by Buyer in accordance with Section 4.1(a) is not waived in writing by Buyer prior to the Closing Date, Seller shall, at its sole option, elect to:
(i)retain the entirety of the Property that is subject to such Environmental Defect, together with all associated Properties, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Properties and such associated Properties; or

(ii)cure the alleged Environmental Defect by the Final Settlement Date.

If Seller fails to elect in writing one of the remedies set forth in this Section 14.1(c) above prior to Closing with respect to any Environmental Defect, then Seller shall be deemed to have elected the remedy in Section 4.1(c)(i).

(d)Subsequent Closing. If pursuant to Section 14.1(c)(i), Seller withholds a Property from Closing due to an Environmental Defect, and such Environmental Defect is cured by the Final Settlement Date; then on or before the date for delivery of the Final Adjustment Statement, (i) Seller shall convey to Buyer all such affected Properties at a mutually agreed upon time and location in a manner consistent with Section 4.2 and Section 4.3, and (ii) contemporaneously with such subsequent closing, Buyer shall pay to Seller the Allocated Value (or applicable portion) of such Property (as adjusted pursuant to Section 2.4) by wire transfer of immediately available funds.
(e)Environmental Deductibles.  Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed twenty-five thousand dollars ($25,000) (the “Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects asserted against Seller that exceed the Individual Environmental Defect Threshold (but excluding any Environmental Defects cured by Seller) exceeds (B) two percent (2%) of the Purchase Price (the “Environmental Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts exceeds the Environmental Defect Deductible.
(f)Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree in writing on all Environmental Defects and Remediation Amounts prior to Closing.  If Seller and Buyer are unable to agree in writing by Closing, the Environmental Defects and Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 14.1(f).  There shall be a single arbitrator, who shall be an environmental attorney or consultant with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Properties are located, as selected by mutual written agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”).  Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of Environmental Defects and Remediation Amounts for each Environmental Defect in writing.  The proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) as the Remediation Amount for each Environmental Defect. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 14.1.  The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination; provided, however, that the Environmental Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  The costs of the Environmental Arbitrator shall be borne equally between the Parties.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 11.1 or Section 2.4(c), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and subject to Section 14.1(c), the Parties shall account to each other in accordance with the terms of such award.  Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute involving Environmental Defects and/or Remediation Amounts or any arbitration conducted pursuant to this Section 14.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 2.4 or this Section 14.1(f).
(g)Upon reasonable notice to Seller and subject to compliance with any applicable surface use restrictions and obtaining any required consents of third parties, including third party operators of the Properties, Seller shall afford Buyer and its representatives access to the Properties during normal business hours to conduct, at Buyer’s sole cost, expense and risk, an environmental review, including a Phase I environmental site assessment and an evaluation of the Properties’ compliance with Environmental

Laws (each, an “Environmental Assessment”). For the avoidance of doubt, Seller shall promptly request access rights from third parties for Buyer to conduct such inspections and Environmental Assessments described herein. Without limiting the foregoing, upon execution of this Agreement, Seller shall make available to Buyer and its representatives upon reasonable notice during normal business hours, (i) all non-privileged environmental, health and safety, and operating records and any other nonprivileged material information in Seller’s possession relating to the condition of the Properties, and Seller’s personnel knowledgeable with respect to the Properties to permit Buyer to perform its Environmental Assessment.
ARTICLE XV

SPECIAL WARRANTY OF DEFENSIBLE TITLE

15.1Special Warranty of Defensible Title. If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period (defined below), in the Assignment, Seller shall warrant Defensible Title to its interest in the Properties unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through or under Seller and its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.  Buyer and Seller acknowledge and agree that the special warranty of Defensible Title set forth in the Assignment shall constitute a special warranty of title by, through and under Seller under the applicable laws of the State of Oklahoma.
(a)For purposes of this Article VI, the term “SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Denver, Colorado on the twelve (12) month anniversary of the Closing Date.
ARTICLE XVI

CONSENTS TO ASSIGN; PREFERENTIAL PURCHASE RIGHTS

16.1Consents to Assign. With respect to each Consent set forth on Schedule 6.10, Seller, prior to Closing, shall use commercially best efforts to send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(a)If Seller fails to obtain a Consent set forth on Schedule 6.10 prior to Closing and the failure to obtain such Consent would cause (i) the assignment to Buyer of the Properties (or portion thereof affected thereby) to be void or (ii) the termination of a Lease or Contract under the express terms thereof (a consent satisfying (i) or (ii) a “Hard Consent”), then (1) the Property (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing, (2) the Purchase Price shall be reduced by the Allocated Value of such Properties (or portion thereof) excluded from the Properties conveyed at Closing, and (3) Seller and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Properties following the Closing. In the event that a Hard Consent (with respect to a Property excluded pursuant to this Section 16.1) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then, within ten (10) Business Days after such Hard Consent is obtained (A) Buyer shall purchase the Property (or portion thereof) and any associated Properties (or portion thereof) that were so excluded as a result of such previously unobtained Hard Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Property (or portion thereof) and any associated Properties so excluded (as such amount is appropriately adjusted in accordance with the other terms of this Agreement) and (B) Seller shall assign to Buyer the Property (or portion thereof) and any associated Properties so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, in each case (subject to the other terms and conditions herein) with respect to such Property (or portion thereof) and any associated Properties so excluded at Closing.

(b)If Seller fails to obtain a Consent set forth on Schedule 6.10 prior to Closing, and such Consent is not a Hard Consent, then the Property (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Properties.
(c)Prior to Closing, Seller shall use its commercially reasonable efforts to obtain all Consents listed on Schedule 6.10.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the third-party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
(d)If pursuant to Section 16.1(a), Seller withholds a Property from Closing due to failure to obtain a Hard Consent, and such Hard Consent expires or is obtained by the Final Settlement Date; then on or before the date for delivery of the Final Adjustment Statement, (i) Seller shall convey to Buyer all such affected Properties at a mutually agreed upon time and location (a “Subsequent Closing”) in a manner consistent with Section 5.2 and Section 5.3, and (ii) contemporaneously with such Subsequent Closing, Buyer shall pay to Seller the Allocated Value (or applicable portion) of such Property (as adjusted pursuant to Section 2.4) by wire transfer of immediately available funds.
16.2Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 6.17, Seller, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby.
(a)In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase right has not yet expired, the Properties subject to such Preferential Purchase Right (as well as all other Properties as may be reasonably necessary to effect the exclusion of the affected Property due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Property) shall be retained by Seller, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Properties and, subject to Article V, the Closing shall occur as to the remainder of the Properties (or interests therein).
(b)In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Properties subject to such Preferential Purchase Right (as well as all other Properties as may be reasonably necessary to effect the exclusion of the affected Property due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Property) shall be retained by the Seller and the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such retained Properties, and, subject to Article V, the Closing shall occur as to the remainder of the Properties (or interests therein).
(c)If, subsequent to the Closing, any Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Properties covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case by the Final Settlement Date, then Seller and Buyer shall effect a Closing (subject to the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Properties (or interests therein) subject to such Preferential Purchase Right and any related Properties which were excluded from the Closing as provided in this Section 16.2, and Buyer shall pay or provide to Seller an amount equal to the aggregate Allocated Values of such Properties (as adjusted pursuant to Section 2.4).

ARTICLE XVII

CASUALTY LOSSES

17.1Casualty Loss.
(a)If, after the Execution Date but prior to the Closing Date, any Property is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Seller for such damage, destruction or casualty under Section 13.2(c) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the aggregate amount of any such Casualty Loss or taking exceeds twenty percent (20%)  of the Purchase Price, either Party may terminate this Agreement.  If either Party elects to terminate this Agreement pursuant to the previous sentence, Buyer will be entitled to a refund of the Deposit (including any interest and other amount earned thereon) upon such termination.  If the aggregate amount of any such Casualty Loss is Twenty Percent (20%) or less of the Purchase Price, subject to Section 9.2(e), Buyer shall nevertheless be required to close.  Furthermore, subject to Section 9.2(e):
(i)If the estimated losses to the Properties as a result of all Casualty Losses that occur between the Effective Date and the Closing is less than $200,000, then at Closing (A) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (as defined in Section 13.1(a)) (and Seller and its Affiliates shall have no liability for such Casualty Losses), (B) the Purchase Price shall not be adjusted as a result of such Casualty Losses, and (C) Seller shall pay to Buyer all sums paid to Seller by third parties by reason of any Casualty Losses insofar as with respect to the Properties and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against third parties arising out of such Casualty Losses insofar as with respect to the Properties.
(ii)If the estimated losses to the Properties as a result of all Casualty Losses that occur between the Effective Date and the Closing equals or exceeds $200,000, then at or prior to Closing, Seller shall elect in writing to either (A) restore the Property(ies) affected by such Casualty Loss to substantially their condition as of the Effective Date as promptly as practicable following the Closing, (B) adjust the Purchase Price downward by the amount of the estimated losses to the Properties as a result of such Casualty Losses, or (C) exclude the affected Property(ies) from the transaction contemplated hereby and reduce the Purchase Price by the Allocated Value of such excluded Properties.  In the event this clause 17.1(a)(ii) is applicable, Seller shall retain all sums paid by third parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses.  Further, in the event clause 17.1(a)(ii)(A) above is applicable, Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access to the affected Properties to the extent necessary or convenient to facilitate Seller’s efforts to restore such affected Properties.
ARTICLE XVIII

EXPENSES AND TAXES; ASSET TAX ALLOCATION

18.1Transaction Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement and the transaction documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.
(a)Asset Tax Allocation.
(i)Seller shall be allocated and bear all Asset Taxes attributable to (1) any Tax period ending prior to the Effective Date and (2) the portion of any Straddle Period ending immediately prior to the Effective Date.  Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Date and (B) the portion of any Straddle Period beginning at the Effective Date.
(1)For purposes of this Agreement, “Straddle Period” shall mean any Tax period beginning before and ending after the Effective Date.
(ii)For purposes of determining the allocations described in Section 18.1(a)(i) above, (1) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (3), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (2) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (1) or (3)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (3) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Date occurs, on the other hand.  For purposes of clause (3) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Properties gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.
(iii)To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 11.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Adjustment Statement as finally determined pursuant to Section 2.4(c), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 18.1(a)(i).
(b)Certain Tax Returns and Payment Mechanics.   After the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Closing Date that become due and payable after the Closing Date and shall file with the appropriate Governmental Agency any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any comments received from Seller prior to the due date therefor.  The Parties agree that (1) this Section 18.1(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (2) nothing in this Section 18.1(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 18.1(b), which shall be borne by Buyer).
(c)Tax Refunds.   Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 18.1(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 18.1(a). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 18.1(c), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.
(d)Cooperation.   The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Agency.
(e)Tax Contests.   If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Date (a “Tax Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice.  Seller shall have the option, at its sole cost and expense, to control any such Tax Contest and may exercise such option by providing written notice to Buyer within fifteen (15) days of receiving notice of such Tax Contest from Buyer; provided that if Seller exercises such option, Seller shall (i) keep Buyer reasonably informed of the progress of such Tax Contest, (ii) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Agency, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  If, after the Closing Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice.  Buyer shall control any Straddle Period Tax Contest; provided that Buyer shall (A) keep Seller reasonably informed of the progress of such Straddle Period Tax Contest, (B) permit Seller (or Seller’s counsel) to participate, at Seller’s sole cost and expense, in such Straddle Period Tax Contest, including in meetings with the applicable Governmental Agency and (C) not settle, compromise and/or concede any portion of such Straddle Period Tax Contest for which Seller would reasonably be expected to have an indemnification obligation hereunder, or in connection with which Seller otherwise could be adversely affected, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE XIX

MISCELLANEOUS

19.1Exhibits and Schedules. The exhibits and schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.
19.2Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.
19.3Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice: (a) if personally delivered, when received; (b) if sent by email, when received, but only if such receipt is confirmed electronically or by the receiving Party, including an automated confirmation of receipt; (c) if mailed, five Business Days after mailing, certified mail, return receipt requested; or (d) if sent by overnight courier, one Business Day after sending. All notices shall be addressed as follows:

If to Seller:

Red Sky Resources IV, LLC

475 17th Street, Suite 790

Denver CO 80202

Telephone: (303) 507-0108

Attention: Robert Shubin; Ed Mellor

Email: rshubin@redskyresources.com; emellor@redskyresources.com

With a copy to (which shall not constitute notice to Buyer):

Hartzog Conger Cason LLP

201 Robert S. Kerr Ave., Suite 1600

Oklahoma City, Oklahoma 73102

Attention: Tom R. Russell

Tel.: (405) 235-7000

Email: trussell@hartzoglaw.com

If to Buyer:

Evolution Petroleum Corporation

155 Dairy Ashford Rd., Suite 425

Houston, Texas 77079

Telephone: (713) 935-0122

Attention: Ryan Stash

Email: rstash@evolutionpetroleum.com

With a copy to (which shall not constitute notice to Buyer):

Greathouse Holloway McFadden Trachtenberg PLLC

4200 Montrose Blvd, Ste. 300

Houston, Texas 77006

Attention: Barry E. McFadden

Tel.: (713) 688-6789

Email: barry@greatlaw.com

19.4Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
19.5Counterparts; Electronic Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission of an executed signature page to this Agreement (including scanned documents delivered by email), which shall be binding upon all Parties the same as an original hand executed signature page.

19.6Governing Law and Venue.  This Agreement and the relationship of the Parties with respect to the transactions contemplated hereby shall be governed by the Laws of the State of Oklahoma without regard to conflicts of Laws principles.  Any dispute, controversy, claim, or action arising out of or relating to this Agreement and any documents contemplated hereby, each as amended from time to time, including regarding the validity or effect of this Agreement or the performance, breach, interpretation, application, or termination hereof, and any of the transactions contemplated hereunder, shall be brought in the federal or state courts located in the city of Oklahoma City, Oklahoma.  Each of the Parties hereto (a) irrevocably submits to the exclusive jurisdiction of each such court in any such dispute, controversy, claim, or action, (b) waives any objection it may now or hereafter have to venue or to an inconvenient forum, (c) agrees that all such disputes, controversies, claims, and actions shall be heard and determined only in such courts, and (d) agrees not to bring any dispute, controversy, claim, or action arising out of or relating to this Agreement or any documents contemplated hereby or any of the transactions contemplated hereunder in any other court.  THE PARTIES HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19.7Entire Agreement.  This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
19.8No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.
19.9Waiver.  The waiver or failure of any Party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.
19.10Limitation on Damages.  The Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from any breach of this Agreement; provided, however, that this Section 19.10 shall not limit a Party’s right to recovery hereunder for any such damages to the extent such Party is required to pay such damages to a third party in connection with a matter for which such Party is otherwise entitled to indemnification hereunder.
19.11Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.
19.12Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Party shall be assignable or transferable by such Party without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights and obligations under this Agreement (including by merger, consolidation, by operation of law or otherwise), in whole or from time to time in part, to one or more of its Affiliates, or any Person acquiring all, or substantially all, of the assets of Buyer; provided that no such transfer or assignment will release Buyer of its obligations hereunder or enlarge, alter or change any obligation of Seller to Buyer. Notwithstanding anything herein to the contrary, on or prior to the Closing Date, Buyer may assign its rights and obligations under this Agreement to one or more of its subsidiaries upon notice to Seller. In the event the non-assigning Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.
19.13Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.
19.14Confidentiality.  Upon execution of this Agreement, that certain Confidentiality Agreement dated October 18, 2023 by and between Buyer and Seller (the “Confidentiality Agreement”) shall terminate.
19.15Publicity.  No public announcement will be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated herein without the prior written consent of Buyer and Seller (which consent will not be unreasonably withheld, delayed or conditioned); provided that the provisions of this Section 19.15 will not prohibit (a) any disclosure required by any applicable Law (in which case the disclosing Party will provide the other Party with the opportunity to review in advance any such disclosure), (b) any disclosure made in connection with the enforcement of any right or remedy relating to the transactions contemplated by this Agreement, and (c) any disclosure by Buyer to report and disclose the status of this Agreement and the transactions contemplated herein to its lenders.

(Signature page follows this page.)

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

RED SKY RESOURCES IV, LLC By: RIVERDALE OIL & GAS III, LLC, its Manager
By:	/s/ EDGAR I. MELLOR
Name:	Edgar I. Mellor
Title:	Manager

BUYER:

EVOLUTION PETROLEUM CORPORATION
By:	/s/ KELLY LOYD
Name:	Kelly Loyd
Title:	President & Chief Executive Officer

Signature Page to Purchase and Sale Agreement